EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS SECOND QUARTER AND SIX-MONTH
RESULTS
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Three- Month Revenues up 72%, Gross Profit Increases 48%, Net Loss Declines

NEW YORK, NY, March 11, 2008 -- -- Enzo Biochem, Inc. (NYSE:ENZ), a leading biotechnology company specializing in gene identification and genetic and immune regulation technologies for diagnostic and therapeutic applications, today announced results for the fiscal second quarter and six months ended January 31, 2008.

Total revenues for the fiscal second quarter increased 72%, to $18.2 million, compared with $10.6 million in the corresponding year ago period, with first half revenues rising 79%, to $37.7 million, from $21.0 million a year ago. The gains reflected:

  Increased Enzo Life Science product revenues, which amounted to $6.0 million for the quarter (including Axxora product revenue of $5.4 million) and $11.9 million for the first half (including Axxora product revenue of $10.4 million) compared to $0.7 million and $1.8 million, respectively, in the corresponding year ago periods.

  A 19% increase in Enzo Clinical Labs revenues for the quarter, to $10.7 million, and a 29% increase for the six months, to approximately $22.0 million. The increases stemmed from the enhanced provider agreement entered into a year ago.

  Growth in royalty and licensing income, consisting largely of royalties from Digene and royalty and licensing fees from Abbott, which increased 65% for the quarter, to $1.5 million, and 73% for the first half, to $3.8 million.

  Higher gross profit for the quarter, up 48%, to $9.0 million, and for the six months, which rose to $18.9 million, from $12.5 million a year ago, inclusive of Axxora for both periods.

     Total SG&A (selling, general and administrative expenses), including $1.6 million attributable to Axxora, increased approximately $2.4 million, or 34%. Overall, research and development expenses for the quarter at $2.4 million remained even with the year ago period, while legal expenses amounted to $1.2 million, down 37% from last year’s $2.0 million, due primarily to the variances of activity levels in ongoing litigation. Other income and interest income declined $0.7 million over the year ago period. This resulted in a net loss for the second quarter of $4.1 million, or ($0.11) per basic and diluted share, down from $4.9 million, or ($0.14) per basic and diluted share a year ago. For the half, the net loss was $5.3 million, or ($0.14) per share, compared with $6.1 million, or ($0.18) per share, in the year ago comparable six month period, which benefited from a $2.0 million settlement with Sigma-Aldrich and a $0.7 million payment from Perkin Elmer.

     Enzo Clinical Labs increased gross profit by 17%, to $5.7 million, despite a 22% increase to $5.0 million in cost of laboratory services, reflecting expenses connected with a greater volume of testing and other related costs. The provision for uncollectible accounts receivables declined to $1.0 million, from $1.2 million a year ago, a drop of 18%, while total SG&A expenses rose 11%, to $4.2 million, reflective of increased service volume. Enzo Clinical Labs operating income for the quarter amounted to $0.6 million, compared to a year ago loss of $0.1 million.

     At Enzo Life Sciences, the integration of Axxora Life Sciences continued, with the acquisition marking its second full quarter’s operation as part of Enzo. Owing to the Axxora acquisition, gross profit grew to $3.3 million as compared to $1.2 million a year ago, and SG&A amounted to $2.2 million, against $0.5 million. Gross profit was negatively affected by the non-cash fair value inventory adjustment for acquired Axxora inventory, which totaled $0.4 million for the quarter (and which will continue to be reflected through the third fiscal quarter of this year), and $0.7 million in non-recurring other income in the prior year period. Life Sciences fiscal second quarter operating income amounted to $0.1 million, compared with $0.6 million a year ago (which included $0.7 million in non-recurring income).

     The Company’s finances remain strong. As of January 31, 2008, working capital totaled $109.4 million, including cash and cash equivalents of $98.6 million. There is no debt.

     “Results in the second quarter of fiscal 2008 continued to progress in line with our broad-based strategic plan,” said Barry Weiner, President. “Revenues continued to benefit this year from the acquisition of Axxora Life Sciences by Enzo Life Sciences and additional scope at Enzo Clinical Labs, where we remain focused on increasing the percentage of business at the Labs represented by higher margin esoteric testing and moving more aggressively into molecular diagnostics.”

     “Enzo Therapeutics is concentrating on modalities that appear to have the most immediate and direct opportunities. Toxicity and pharmacokinetics studies on Optiquel™, our proprietary drug candidate for the treatment of uveitis, are progressing, and we are working towards advanced clinical studies of this drug in the US and possibly Europe. The Phase IIb studies of Alequel™, our innovative immune regulation approach for treatment of Crohn’s disease, are moving towards completion, and if the results continue to be favorable, we plan to file a new drug application with the FDA. We remain focused and determined to bring Enzo’s innovative science to the fore, and are well positioned financially to realize our goals.”

     “Enzo is moving to a long-term growth model, while also pursuing opportunities on all fronts via both acquisitions and partnership arrangements, where appropriate. We are committed as well to pursuing legal remedies for patent infringements and contract violations, and patent validation for our pioneering technology platforms. Income from patent royalties and fees have continued to grow, and we view this as an increasingly important future source of revenues.”

     Enzo Biochem also announced that that its wholly owned subsidiary, Enzo Life Sciences, Inc., has closed on the previously announced acquisition of 10P’s BVBA, a privately owned distributor of life science research products, with offices in Belgium serving the Benelux countries. This acquisition provides Enzo Life Sciences with local, directly owned presence from which to market its growing line of life sciences reagents and systems.

     The Company further announced that Dr. Stephen Kent, a member of Enzo’s board of directors since January 2007, has assumed the position of Lead Independent Director.

Conference Call

A conference call conducted by Enzo Biochem, Inc. management will take place on Wednesday, March 12, 2008 at 8:30 AM E.T. It can be accessed by dialing 1-888-562-3356. International callers can dial 1-973-582-2700. Please reference PIN number 37986882. Interested parties may also listen over the Internet at www.investorcalendar.com. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on March 26, 2008. The replay of the conference call can be accessed by dialing 1-800-642-1687, and, when prompted, use PIN number 37986882. International callers can dial 1-706-645-9291, using the same PIN number.

About Enzo

     Enzo Biochem is engaged in the research, development, manufacture and licensing of innovative health care products and technologies based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. Enzo’s Life Sciences division develops, produces and markets proprietary labeling and detection products for gene sequencing, genetic analysis and immunological research among others. Its catalog of over 25,000 products serves the molecular biology, drug discovery and pathology research markets. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for uveitis, Crohn's Disease, and NASH (non-alcoholic steatohepatitis), and conducts pre-clinical research on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. Enzo’s Clinical Labs division provides routine and esoteric reference laboratory services for physicians in the New York Metropolitan and New Jersey areas. Underpinning the Company’s technology and operations is an extensive intellectual property estate in which Enzo owns or licenses over 200 patents worldwide, and has pending applications for over 180 more. For more information visit our website www.enzo.com.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

# # #
Contact:
For: Enzo Biochem, Inc.
Steve Anreder, 212-532-3232	Or	Michael Wachs, CEOcast, Inc., 212-732-4300

TABLE FOLLOWS

ENZO BIOCHEM, INC
(in thousands, except per share data)

Selected operations data;

	Three months ended			Six months ended
	January 31, (unaudited)			January 31, (unaudited)
	2008	Notes	2007	2008	Notes	2007
Product revenue	$6,028	A	$725	$11,890	E	$1,816
Royalty and license fee income	1,498		909	3,816		2,207
Clinical laboratory services	10,700		8,960	21,965		17,014

Total revenues	$18,226		$10,594	$37,671		$21,037
Gross profit	9,047	B	6,115	18,927	F	12,453
Loss before income tax benefit (provision)	(4,011)	C	(4,777)	(5,360)	G	(5,978)
Benefit (provision) for income taxes	(42)	D	(75)	73	D	(120)
Net loss	($4,053)		($4,852)	($5,287)		($6,098)
Basic and diluted loss per share	($0.11)		($0.14)	($0.14)		($0.18)

Weighted average shares - basic and diluted	36,762		34,486	36,739		33,382

Selected balance sheet data:
	January 31, 2008		July 31, 2007
	(unaudited)
Cash and cash equivalents	$98,553		$105,149
Working capital	109,394		113,850
Stockholders' equity	138,019		141,894
Totals assets	151,246		159,002

Notes:

A- 2008 period includes $5.4 million in products sales from Axxora Life Sciences, Inc. acquired May 31, 2007. B- 2008 includes $0.4 million for inventory fair value adjustment relating to the Axxora acquisition.

C- 2007 includes $0.7 million in other income relating to payment from a former distributor

D- All periods reflect effective tax rates below the statutory rate due to limitation on recording future tax benefits.

E- 2008 includes $10.4 million in products sales from Axxora Life Sciences, Inc. acquired May 31, 2007.

F- 2008 includes $1.0 million for inventory fair value adjustment relating to the Axxora acquisition.

G- 2007 includes $2.7 million in other income, $2.0 relating to a settlement with Sigma-Aldrich and $0.7 relating to a payment from a former distributor